EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

August  9, 2017

AquaVenture Holdings Limited Announces

Second Quarter 2017 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM  (“WAASTM”) solutions, today reported financial results for the quarter ended June 30, 2017.

Highlights

•

Total revenues for the three months ended June 30, 2017 were $29.9 million compared to $28.3 million in the prior year period, reflecting a 5.8% increase. On a segment basis, revenues for Seven Seas Water and Quench increased 9.1% and 2.7%, respectively, over the prior year period.

•	Net loss for the three months ended June 30, 2017 was $5.5 million, compared to net loss of $4.2 million in the prior year period.
•

Diluted loss per share for the three months ended June 30, 2017 was $(0.21). There were no ordinary shares outstanding prior to October 6, 2016. Therefore, no diluted loss per share information is available for the three months ended June 30, 2016.

•

Adjusted EBITDA of $9.4 million for the three months ended June 30, 2017 was flat compared to the prior year period. Adjusted EBITDA Margin for the current quarter was 31.4%, compared to 33.1% in the prior year period.

•

Adjusted EBITDA plus cash collected on the design and construction contract acquired in our Peru acquisition was $11.4 million for the three months ended June 30, 2017, compared to $9.4 million in the prior year period, an increase of 22.0%.

•

Quench completed its first post-IPO acquisitions, acquiring substantially all the assets of Pure Water Innovations in June and Quench Water Canada in August.  These asset acquisitions add approximately 2,400 units to Quench’s installed asset base, while increasing customer density in certain areas and extending its geographic reach.

•

On August 4, 2017, we completed a $150 million debt financing with a four-year, non-amortizing loan.  Total loan proceeds are expected to be approximately $147 million, net of debt financing and origination fees, of which the Company used approximately $100 million to repay in full the outstanding principal on existing Trinidad, USVI, Curacao and Quench loans.

•	Seven Seas Water finalized amendments to its BVI water purchase agreement and BVI loan agreement on August 4, 2017.
•	The Company revised its guidance to focus on results generated from its existing asset base. Future acquisitions will provide upside to this guidance.

“I am pleased with our operational and financial results through the first half of the year.  We achieved solid Adjusted EBITDA results despite lighter than expected revenues through cost-management discipline and operating efficiencies.  In addition, we achieved several operational goals as we continue to implement the plan that we laid out at the beginning of the year” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer.  “We are making headway in the Quench M&A pipeline, closing on two tuck-in acquisitions through the date of our release that extend our geographic footprint and improve customer density.  We are pleased to see our efforts on the M&A front begin to bear fruit and we continue to make progress on our active and robust pipeline for both Seven Seas Water and Quench.  Additionally, we recently closed on a new debt financing which replaces the majority of our existing debt at a lower cost, provides more capital for growth and reduces the capital required for scheduled debt amortization.   And finally, we have finalized the amendment to our water purchase agreement and our debt agreement in the BVI.  We look forward to continuing this momentum as we remain focused on winning new business and expanding our existing relationships. We expect to update you on additional transactions as we round out the year. I would like to thank our team for its dedication in creating value for our shareholders.”

Recent Developments

Quench Acquisitions.  On June 1, 2017, Quench acquired substantially all the assets of Pure Water Innovations (“PWI”), a point-of-use water filtration company based outside Raleigh, North Carolina.  Its customers include some of the largest corporations and universities in the region, and increases our customer density in the fast-growing Raleigh-Durham market.

In addition, on August 2, 2017, effective August 1, 2017, Quench acquired substantially all the assets of Quench Water Canada, a Toronto-based point-of-use operator.  This acquisition establishes a presence in Canada and is expected to be used as a platform for further expansion.

These asset acquisitions added approximately 1,000 customers with 2,400 units to Quench’s installed asset base at an aggregate purchase price of $2.8 million.

New Corporate Debt Financing.  On August 4, 2017, AquaVenture entered into a $150.0 million senior secured credit agreement that provides a four-year, non-amortizing term loan that bears interest at LIBOR plus 6.00%.  Total loan proceeds were approximately $147 million, net of debt financing and origination fees, of which the Company used approximately $100 million to repay in full the outstanding principal on the existing indebtedness of our Trinidad, USVI, Curacao and Quench subsidiaries.  The remaining proceeds will be used for acquisition and project development opportunities, and working capital needs.

BVI Matters.  On August 4, 2017, the Company and the Government of the British Virgin Islands (“BVI”) amended the Paraquita Bay water purchase agreement (“WPA”) to reduce the water rate, modify contractual formulas applied to calculate increases in the water rate and revise the original WPA payment profile, effective January 1, 2017.  As disclosed previously, AquaVenture’s BVI subsidiary has been working with the BVI Government since mid-2016 to amend the WPA to, among other things, help lower the water rate and expand the water supply to the people of the BVI.

The Company believes the amendment to the contractual formulas will bring future water rate increases more in line with the cost-of-living based rate increases in its other water purchase agreements. In return for the reduction in the water rate and change to the contractual formula, the original payment profile was modified to include a total of $10 million in quarterly cash payments over the next five years.  In addition to the amended terms of the WPA, the BVI Government consented to the June 2015 transaction in which AquaVenture acquired its BVI subsidiary, consented to the amendments to the existing BVI credit agreement described below, and agreed to work with the Company to explore opportunities to expand the water supply in the BVI.  As a reminder, the Company’s reported 2017 results and forecasts included the expected impacts of this amendment, including the lower water rate.

“We are pleased to announce the completion of this amendment, which reflects both our commitment to our long-term customer relationships as well as to our shareholders by arriving at mutually beneficial results.  The WPA amendment addresses a vital concern of our customer, while positioning us to maintain this important long-term relationship.  In addition, we look forward to working with the BVI Government to create opportunities to improve the water supply on the west side of Tortola,” said Doug Brown.

In parallel with the execution of the Water Purchase Agreement amendment, the Company also amended the BVI loan agreement.  This amendment provides for an approximately one-year extension of the amortization schedule of the current loan and reduces the current spread applied to the LIBOR base by 50 basis points, each of which increases distributable cash from the project subsidiary. The United Kingdom Export Finance also extended its participation in the project by one year to match the extended term of the loan.

Consolidated Financial and Operating Overview

For the second quarter of 2017, total revenues of $29.9 million increased 5.8% over prior year period revenues of $28.3 million. On a segment basis, revenues for our Seven Seas Water and Quench increased 9.1% and 2.7%, respectively, from the prior year period. Total gross margin of 46.4% for the second quarter of 2017 decreased 280 basis points compared to 49.2% in the prior year period.

Total selling, general and administrative expenses (“SG&A”) increased to $16.7 million in the second quarter of 2017 from $14.5 million in the prior year period.  The $2.3 million increase was primarily driven by an increase in share-based compensation resulting from equity grants made in connection with our initial public offering (“IPO”) during the fourth quarter of 2016 (the “IPO Grant”).

Net loss for the second quarter of 2017 was $5.5 million, compared to a net loss of $4.2 million in the prior year period.  Adjusted EBITDA remained flat at $9.4 million for the second quarter of 2017 compared to the prior year period.  Adjusted EBITDA Margin of 31.4% for the second quarter of 2017 decreased 170 basis points from 33.1% in the prior year period.  Adjusted EBITDA plus the cash collected on the design and construction contract was $11.4 million in the second quarter of 2017 compared to $9.4 million in the prior year period, an increase of 22.0%.

Net cash provided by operating activities for the quarter ended June 30, 2017 was $5.3 million compared to $5.5 million for the comparable period of 2016.  Capital expenditures and long-term contract expenditures were $4.3 million for the quarter ended June 30, 2017 compared to $5.4 million in the prior year period.

As of June 30, 2017, cash and cash equivalents was $82.9 million and total debt was $130.6 million.

For the six months ended June 30, 2017, total revenues increased 6.3% to $58.9 million from $55.4 million in the prior year period.  Gross margin for the six months ended June 30, 2017 was 46.1% compared to 48.5% in the prior year period, a decline of 240 basis points.  Total SG&A increased to $33.2 million for the first half of 2017, compared to $28.1 million in the prior year period.  The $5.1 million increase in SG&A was primarily due to an increase in share-based compensation resulting from the IPO Grant.  Net loss for the six months ended June 30, 2017 was $11.7 million compared to $8.2 million in the prior year period.  Diluted loss per share for the six months ended June 30, 2017 was $(0.44).  There were no ordinary shares outstanding prior to October 6, 2016. Therefore, no diluted loss per share information is available for the six months ended June 30, 2016.

Adjusted EBITDA was $17.9 million for the six months ended June 30, 2017, a 3.3% increase over Adjusted EBITDA of $17.3 million in the prior year period.  Adjusted EBITDA Margin declined 90 basis points to 30.4%, compared to 31.3% in the prior year period.  Adjusted EBITDA plus the cash collected on the design and construction contract was $22.0 million for the six months ended June 30, 2017 compared to $17.3 million in the prior year period, an increase of 26.7%.

Net cash provided by operating activities for the six months ended June 30, 2017 was $10.6 million compared to $10.9 million for the comparable period of 2016.  Capital expenditures and long-term contract expenditures were $7.7 million for the six months ended June 30, 2017 compared to $11.6 million in the prior year period.

Second Quarter 2017 Segment Results

Seven Seas Water

Seven Seas Water revenues of $14.8 million for the second quarter of 2017 increased 9.1% from $13.6 million in the prior year period.  This increase was mainly due to an increase of $1.0 million in revenues from our Peru operations and a $0.5 million increase in revenues at our Trinidad plant resulting from a plant expansion completed in 2016.  These increases were partially offset by a $0.4 million decrease in revenues at our BVI operations primarily due to contingent rate adjustments in connection with the contract amendment that was recently finalized.  On an organic basis, revenues for the current quarter increased $0.2 million, or 1.8%, compared to the prior year period.

Seven Seas Water gross margin for the second quarter of 2017 decreased 570 basis points to 38.1% from 43.8% in the prior year period.  The decrease was mainly due to the inclusion of our Peru operations, which negatively impacted gross margin due to the lower margin profile of the standalone O&M contract included in our operating results and elevated repairs and maintenance expense during the second quarter, part of which were planned as part of our post-acquisition integration and part of which were driven by adverse weather conditions in Peru.  The decrease was also due to the reduction in gross margin for our BVI operations from the aforementioned contract amendment.  These decreases were partially offset by improvements in gross margin in our Trinidad, Turks and Caicos, Saint Maarten and USVI operations.

Seven Seas Water SG&A for the second quarter of 2017 increased $1.2 million, or 26.2%, to $5.9 million from $4.7 million in the prior year period.  The increase was mainly due to a $1.7 million increase in share-based compensation resulting from the IPO Grant, partially offset by $0.3 million lower acquisition-related expenses in the current quarter compared to the prior year period.

Net loss for our Seven Seas Water segment was $2.2 million for the three months ended June 30, 2017, compared to a net loss of $1.4 million for the prior year period.  Adjusted EBITDA of $6.1 million for the second quarter of 2017 remained flat compared to the prior year period.  Adjusted EBITDA Margin decreased 360 basis points to 41.5% in the second quarter of 2017 from 45.1% in the prior year period.  The decrease in Adjusted EBITDA Margin was due to the aforementioned impacts of the lower margin profile Peru O&M contract and the elevated repairs and maintenance expense in Peru, as well as the impact of the BVI contract amendment.  Adjusted EBITDA plus cash collected on the design and construction contract was $8.2 million in the second quarter of 2017 compared to $6.1 million in the prior year period, an increase of 33.5%.

For the six months ended June 30, 2017, Seven Seas Water revenues were $29.0 million, an increase of 7.2% over the prior year period revenues of $27.1 million.  Gross margin for the six months ended June 30, 2016 decreased 550 basis points to 38.0% from 43.5% in the prior year period.  Total SG&A expenses for the six months ended June 30, 2017 increased $3.1 million to $12.1 million from $9.0 million in the prior year period.  Net loss for the six months ended June 30, 2017 was $5.1 million, compared to a net loss of $2.2 million in the prior year period.  Adjusted EBITDA was $11.8 million for the six months ended June 30, 2017, a 5.4% decrease from $12.4 million in the prior year period.  Adjusted EBITDA Margin decreased 540 basis points to 40.5% from 45.9% in the prior year period.  Adjusted EBITDA plus cash collected on the design and construction contract was $15.8 million for the six months ended June 30, 2017 compared to $12.4 million in the prior year period, an increase of 27.3%.

Quench

Quench revenues of $15.1 million for the second quarter of 2017 increased 2.7% from $14.7 million in the prior year period.  The increase in revenues included an increase in rental revenues of $1.0 million due to net additional units placed under new leases, including a small contribution from the PWI acquisition.  These increases in our rental revenue were partially offset by a decrease in other revenues of $0.6 million primarily due to a reduction in non-recurring equipment sales, primarily related to a single large customer, offset in part by an increase in coffee and consumables sales.

Quench gross margin for the second quarter of 2017 improved 50 basis points to 54.6% from 54.1% in the prior year period, primarily due to operating efficiencies in the rental operation.

Quench SG&A for the second quarter of 2017 increased $0.6 million, or 7.1%, to $9.7 million from $9.1 million in the prior year period.  The increase was mainly due to a $0.6 million increase in share-based compensation resulting from the IPO Grant and a $0.3 million increase in amortization expense of deferred lease costs related to the increase in the units placed on lease, partially offset by a $0.3 million decrease in depreciation expense related to the acceleration of depreciation in the prior year on an existing enterprise resource planning system.

Quench reported a net loss of $2.6 million for the second quarter of 2017 compared to a net loss of $2.2 million in the prior year period.  Adjusted EBITDA of $4.1 million for the second quarter of 2017 increased 17.4% from $3.5 million in the prior year period.  Adjusted EBITDA Margin increased 340 basis points to 27.3% in second quarter of 2017 from 23.9% in the prior year period.

For the six months ended June 30, 2017, Quench reported total revenues of $29.9 million, a $1.5 million or 5.5%, increase compared to the prior year period revenues of $28.3 million.  Gross margin for the six months ended June 30, 2017 increased 70 basis points to 54.0% from 53.3% in the prior year period.  Total SG&A expenses for the six months ended June 30, 2017 increased $1.1 million to $19.2 million, compared to $18.1 million in the prior year period.  Net loss for the six months ended June 30, 2017 was $5.2 million, compared to a net loss of $5.1 million in the prior year period.  Adjusted EBITDA was $7.9 million for the six months ended June 30, 2017, a 43.3% increase from Adjusted EBITDA of $5.5 million for the six months ended June 30, 2016.  Adjusted EBITDA Margin also increased 700 basis points to 26.6% for the six months ended June 30, 2016 from 19.6% for the first half of 2016.

Corporate and Other

Corporate and Other SG&A for the second quarter of 2017 increased $0.4 million to $1.1 million from $0.7 million in the prior year period.  The increase was mainly due to a $0.2 million increase in share-based compensation resulting from incremental equity awards granted to certain members of our Board of Directors in late 2016 and early 2017, and increases in insurance expense and professional fees, including higher legal, audit and consulting and advisory costs, since becoming a public company in October of 2016.

For the six months ended June 30, 2017, Corporate and Other SG&A increased to $2.0 million from $1.0 million in the prior year period.  The increase was driven by a $0.2 million increase in share-based compensation resulting from incremental equity awards granted to certain members of our Board of Directors in late 2016 and early 2017, $0.2 million higher insurance expense and $0.5 million higher professional fees, including higher legal, audit and consulting and advisory costs, since becoming a public company in October of 2016.

2017 Outlook

When 2017 guidance was originally developed, the Company incorporated projected results from unannounced acquisitions.  However, due to the episodic nature of the Company’s acquisition activity and the unpredictability of which deals will be completed and when, the Company has decided to change its guidance policy to focus on results generated from its existing asset base.  Future acquisitions will add upside to this base as they are executed.

Therefore, excluding unannounced deals, the full year 2017 outlook was revised to be:

•	Revenues expected between $119 and $122 million;
•	Adjusted EBITDA expected between $34 and $37 million;
•	Cash collected on the design and construction contract acquired in our Peru acquisition continues to be projected at $8.1 million annually (approximately $2 million per quarter); and
•	Adjusted EBITDA plus the cash collected on the design and construction contract acquired in our Peru acquisition expected between $42 and $45 million.

“With a robust pipeline and increased capacity in which to fund acquisitions, we anticipate our transaction activity will provide upside to our guidance.  We remain very bullish on the opportunities within our pipeline,” said Doug Brown.

The above statements are based on current expectations and supersede previously provided guidance. These statements are forward-looking, and actual results may differ materially.  We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer.  AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing approximately 8 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Wednesday, August 9, 2017 at 8:00 a.m. EDT.  Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com.  Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call.  Replays of the entire call will be available through August 16, 2017 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13666564.  A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com.  A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release do not constitute guarantees of future performance.  Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2017 financial results; its expected margins and the impacts thereon from various customer contracts; its ability to improve plant performance and profitability; and the impacts on operating results of the timing, size and accounting treatment of acquisitions, constitute forward-looking statements.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$82,914	$95,334
Restricted cash	166	166
Trade receivables, net of allowances of $910 and $1,166, respectively	14,316	15,473
Inventory	6,459	6,246
Prepaid expenses and other current assets	9,921	6,401
Total current assets	113,776	123,620
Property, plant and equipment, net	114,382	116,092
Construction in progress	10,087	9,398
Long-term contract costs	83,978	87,512
Restricted cash	6,081	5,895
Other assets	42,247	44,311
Deferred tax asset	402	515
Intangible assets, net	50,482	51,330
Goodwill	98,023	98,023
Total assets	$519,458	$536,696
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,924	$3,880
Accrued liabilities	12,997	13,075
Current portion of long-term debt	9,093	27,963
Deferred revenue	2,776	2,820
Total current liabilities	28,790	47,738
Long-term debt	121,488	115,753
Deferred tax liability	4,354	2,874
Other long-term liabilities	3,278	2,825
Total liabilities	157,910	169,190
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,427 and 26,388 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	563,836	558,141
Accumulated deficit	(202,288)	(190,635)
Total shareholders' equity	361,548	367,506
Total liabilities and shareholders' equity	$519,458	$536,696

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

			Three
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
Bulk water	$14,817	$13,581	$29,032	$27,072
Rental	13,006	12,051	25,810	23,757
Other	2,070	2,632	4,059	4,564
Total revenues	29,893	28,264	58,901	55,393
Cost of revenues:
Bulk water	9,175	7,630	17,999	15,293
Rental	5,671	5,269	11,425	10,733
Other	1,171	1,468	2,307	2,507
Total cost of revenues	16,017	14,367	31,731	28,533
Gross profit	13,876	13,897	27,170	26,860
Selling, general and administrative expenses	16,742	14,455	33,230	28,152
Loss from operations	(2,866)	(558)	(6,060)	(1,292)
Other expense:
Interest expense, net	(1,704)	(2,849)	(3,519)	(5,429)
Other expense, net	(93)	(89)	(275)	(135)
Loss before income tax expense	(4,663)	(3,496)	(9,854)	(6,856)
Income tax expense	864	730	1,799	1,358
Net loss	$(5,527)	$(4,226)	$(11,653)	$(8,214)

Loss per share – basic and diluted (1)	$(0.21)		$(0.44)

Weighted-average shares outstanding – basic and diluted (1)	26,415		26,401

(1) Represents loss per share and weighted-average shares outstanding for the period following the corporate reorganization and initial public offering.  There were no ordinary shares outstanding prior to October 6, 2016 and, therefore, no loss per share information has been presented for any period prior to that date.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(11,653)	$(8,214)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,697	14,761
Adjustment to asset retirement obligation	24	19
Share-based compensation expense	5,910	1,067
Provision for bad debts	217	504
Deferred income tax provision	1,593	1,096
Inventory adjustment	109	86
Loss on disposal of assets	642	523
Amortization of debt financing fees	415	371
Adjustment to acquisition contingent consideration	—	33
Accretion of debt	51	184
Other	—	69
Change in operating assets and liabilities:
Trade receivables	970	1,384
Inventory	(384)	(215)
Prepaid expenses and other current assets	(1,864)	(242)
Other assets	(1,298)	(1,141)
Current liabilities	(245)	77
Long-term liabilities	454	570
Net cash provided by operating activities	10,638	10,932
Cash flows from investing activities:
Capital expenditures	(7,156)	(10,509)
Long-term contract expenditures	(500)	(1,138)
Net cash paid for acquisition of assets or business	(2,143)	(100)
Principal collected on note receivable	2,210	—
Net cash used in investing activities	(7,589)	(11,747)
Cash flows from financing activities:
Proceeds from long-term debt	—	21,954
Payments of long-term debt	(13,901)	(8,079)
Payment of debt financing fees	—	(228)
Payment of acquisition contingent consideration	—	(850)
Proceeds from exercise of stock options	36	2
Shares withheld to cover minimum tax withholdings on equity awards	(251)	—
Issuance costs from issuance of ordinary shares in IPO	(1,167)	—
Net cash (used in) provided by financing activities	(15,283)	12,799
Change in cash, cash equivalents and restricted cash	(12,234)	11,984
Cash, cash equivalents and restricted cash at beginning of period	101,395	25,026
Cash, cash equivalents and restricted cash at end of period	$89,161	$37,010

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	For the Three Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Revenues:
Bulk water	$14,817	$—	$—	$14,817
Rental	—	13,006	—	13,006
Other	—	2,070	—	2,070
Total revenues	14,817	15,076	—	29,893
Cost of revenues:
Bulk water	9,175	—	—	9,175
Rental	—	5,671	—	5,671
Other	—	1,171	—	1,171
Total cost of revenues	9,175	6,842	—	16,017
Gross profit	5,642	8,234	—	13,876
Selling, general and administrative expenses	5,931	9,749	1,062	16,742
Loss from operations	(289)	(1,515)	(1,062)	(2,866)
Other (expense) income, net	(1,117)	(1,003)	323	(1,797)
Loss before income tax expense	(1,406)	(2,518)	(739)	(4,663)
Income tax expense	775	89	—	864
Net loss	$(2,181)	$(2,607)	$(739)	$(5,527)

	For the Three Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Revenues:
Bulk water	$13,581	$—	$—	$13,581
Rental	—	12,051	—	12,051
Other	—	2,632	—	2,632
Total revenues	13,581	14,683	—	28,264
Cost of revenues:
Bulk water	7,630	—	—	7,630
Rental	—	5,269	—	5,269
Other	—	1,468	—	1,468
Total cost of revenues	7,630	6,737	—	14,367
Gross profit	5,951	7,946	—	13,897
Selling, general and administrative expenses	4,699	9,105	651	14,455
Income (loss) from operations	1,252	(1,159)	(651)	(558)
Other (expense) income, net	(1,925)	(1,014)	1	(2,938)
Loss before income tax expense	(673)	(2,173)	(650)	(3,496)
Income tax expense	730	—	—	730
Net loss	$(1,403)	$(2,173)	$(650)	$(4,226)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	For the Six Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Revenues:
Bulk water	$29,032	$—	$—	$29,032
Rental	—	25,810	—	25,810
Other	—	4,059	—	4,059
Total revenues	29,032	29,869	—	58,901
Cost of revenues:
Bulk water	17,999	—	—	17,999
Rental	—	11,425	—	11,425
Other	—	2,307	—	2,307
Total cost of revenues	17,999	13,732	—	31,731
Gross profit	11,033	16,137	—	27,170
Selling, general and administrative expenses	12,085	19,160	1,985	33,230
Loss from operations	(1,052)	(3,023)	(1,985)	(6,060)
Other (expense) income, net	(2,375)	(2,036)	617	(3,794)
Loss before income tax expense	(3,427)	(5,059)	(1,368)	(9,854)
Income tax expense	1,634	165	—	1,799
Net loss	$(5,061)	$(5,224)	$(1,368)	$(11,653)

	For the Six Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Revenues:
Bulk water	$27,072	$—	$—	$27,072
Rental	—	23,757	—	23,757
Other	—	4,564	—	4,564
Total revenues	27,072	28,321	—	55,393
Cost of revenues:
Bulk water	15,293	—	—	15,293
Rental	—	10,733	—	10,733
Other	—	2,507	—	2,507
Total cost of revenues	15,293	13,240	—	28,533
Gross profit	11,779	15,081	—	26,860
Selling, general and administrative expenses	9,041	18,116	995	28,152
Income (loss) from operations	2,738	(3,035)	(995)	(1,292)
Other (expense) income, net	(3,532)	(2,038)	6	(5,564)
Loss before income tax expense	(794)	(5,073)	(989)	(6,856)
Income tax expense	1,358	—	—	1,358
Net loss	$(2,152)	$(5,073)	$(989)	$(8,214)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense, gain or loss on disposal of assets, acquisition‑related expenses, goodwill impairment charges, changes in deferred revenue related to our bulk water business, ERP system implementation charges for a SaaS solution, initial public offering costs, gains (losses) on extinguishment of debt, IPO triggered compensation, gains on bargain purchases and certain adjustments recorded in connection with purchase accounting for acquisitions.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	For the Three Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Net loss	$(2,181)	$(2,607)	$(739)	$(5,527)
Depreciation and amortization	4,221	3,669	—	7,890
Interest expense (income), net	1,024	1,003	(323)	1,704
Income tax expense	775	89	—	864
Share-based compensation expense	2,036	843	177	3,056
Loss on disposal of assets	—	374	—	374
Acquisition-related expenses	63	—	—	63
Changes in deferred revenue related to our bulk water business	207	—	—	207
ERP implementation charges for a SaaS solution	—	751	—	751
Adjusted EBITDA	$6,145	$4,122	$(885)	$9,382

Adjusted EBITDA Margin	41.5%	27.3%	—%	31.4%

	For the Three Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Net loss	$(1,403)	$(2,173)	$(650)	$(4,226)
Depreciation and amortization	4,076	3,421	—	7,497
Interest expense, net	1,835	1,014	—	2,849
Income tax expense	730	—	—	730
Share-based compensation expense	188	196	—	384
Loss on disposal of assets	—	331	—	331
Acquisition-related expenses	412	—	—	412
Initial public offering costs	—	—	367	367
Changes in deferred revenue related to our bulk water business	285	—	—	285
ERP implementation charges for a SaaS solution	—	723	—	723
Adjusted EBITDA	$6,123	$3,512	$(283)	$9,352

Adjusted EBITDA Margin	45.1%	23.9%	—%	33.1%

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	For the Six Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Net loss	$(5,061)	$(5,224)	$(1,368)	$(11,653)
Depreciation and amortization	8,493	7,204	—	15,697
Interest expense (income), net	2,100	2,036	(617)	3,519
Income tax expense	1,634	165	—	1,799
Share-based compensation expense	4,036	1,673	201	5,910
Loss on disposal of assets	—	642	—	642
Acquisition-related expenses	63	—	—	63
Changes in deferred revenue related to our bulk water business	487	—	—	487
ERP implementation charges for a SaaS solution	—	1,447	—	1,447
Adjusted EBITDA	$11,752	$7,943	$(1,784)	$17,911

Adjusted EBITDA Margin	40.5%	26.6%	—%	30.4%

	For the Six Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Net loss	$(2,152)	$(5,073)	$(989)	$(8,214)
Depreciation and amortization	8,088	6,673	—	14,761
Interest expense, net	3,391	2,038	—	5,429
Income tax expense	1,358	—	—	1,358
Share-based compensation expense	665	402	—	1,067
Loss on disposal of assets	—	523	—	523
Acquisition-related expenses	497	—	—	497
Initial public offering costs	—	—	367	367
Changes in deferred revenue related to our bulk water business	570	—	—	570
ERP implementation charges for a SaaS solution	—	980	—	980
Adjusted EBITDA	$12,417	$5,543	$(622)	$17,338

Adjusted EBITDA Margin	45.9%	19.6%	—%	31.3%

KEY METRICS

Cash Collected on Design and Construction Contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to contract, we are entitled to receive monthly installment payments, that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a note receivable.  As a result of this accounting treatment, which differs from existing contracts in our Seven Seas Water business, the cash collected on the design and construction contract is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.

	For the Three Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Cash collected on design and construction contract	$2,027	$—	$—	$2,027

For the Three Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Cash collected on design and construction contract	$—	$—	$—	$—

	For the Six Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Cash collected on design and construction contract	$4,053	$—	$—	$4,053

For the Six Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Cash collected on design and construction contract	$—	$—	$—	$—

Adjusted EBITDA plus Cash Collected on Design and Construction Contract

We understand that many in the investment community combine our Adjusted EBITDA and the cash we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the cash collected on the design and construction contract is presented.

	For the Three Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Adjusted EBITDA plus cash collected on the design and construction contract	$8,172	$4,122	$(885)	$11,409

	For the Three Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Adjusted EBITDA plus cash collected on the design and construction contract	$6,123	$3,512	$(283)	$9,352

	For the Six Months Ended June 30, 2017
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Adjusted EBITDA plus cash collected on the design and construction contract	$15,805	$7,943	$(1,784)	$21,964

	For the Six Months Ended June 30, 2016
	Seven Seas Water	Quench	Corporate & Other	Consolidated
Adjusted EBITDA plus cash collected on the design and construction contract	$12,417	$5,543	$(622)	$17,338